EXHIBIT 99.1

Insmed Inc. Conludes Private Placement Led by Wells Fargo Securities Raising $1.9 Million More Than Previously Reported

RICHMOND, Va., Jul 16, 2003 (BUSINESS WIRE) — Insmed Incorporated (Nasdaq: INSM) announced today that it has concluded its previously announced private placement led by Wells Fargo. The Company sold approximately 5.1 million newly issued shares of common stock to a group of institutional investors at a price of $2.70, raising a total of approximately $13.9 million in gross proceeds, $1.9 million more than previously reported. The additional $1.9 million was raised as a result of stronger than expected investor interest. As part of the private placement, the Company issued warrants to purchase an additional 1.54 million shares of common stock with an exercise price of $4.10 per share. Wells Fargo Securities, LLC served as lead placement agent for the transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Insmed has agreed to file a registration statement covering the resale of the shares.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the development of drug candidates for the treatment of metabolic diseases with unmet medical needs. For further information about Insmed and rhIGF-I/rhIGFBP-3, please visit the company’s corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release.

SOURCE: Insmed Incorporated

Insmed Incorporated

Baxter Phillips, III, 804/565-3041